Exhibit 10.2

AMENDED

TRANSITION AGREEMENT

THIS AMENDED TRANSITION AGREEMENT (the “Amended Transition Agreement”) is made effective as of October 3, 2013 (the “Effective Date”), between FreightCar America, Inc., a Delaware corporation (the “Company”), and Edward J. Whalen (the “Executive”).

WHEREAS, the Company and the Executive entered into a letter agreement on January 26, 2010, setting forth the terms of the Executive’s employment, effective as of December 18, 2009 (the “Employment Agreement”); and

WHEREAS, the Company’s Board of Directors (the “Board”), including Executive, have engaged in a succession planning process that will facilitate the orderly transition of Executive’s duties to a successor Chief Executive Officer upon Executive’s retirement from the Company; and

WHEREAS, the Company and the Executive previously terminated the Employment Agreement and entered into a Transition Agreement effective as of April 30, 2013, to provide the terms and conditions of the Executive’s continued employment with the Company for the period from the Effective Date until the Executive’s termination of employment from the Company; and

WHEREAS, to facilitate the orderly transition of his responsibilities as Chief Executive Officer, the Executive has agreed to continue to serve as an employee of the Company for a specified period after his resignation as Chief Executive Officer, necessitating certain amendments to the Transition Agreement to provide that Executive’s employment will not terminate until December 31, 2013;

NOW THEREFORE, in consideration of the benefits to be derived by the parties under this Amended Transition Agreement, the parties mutually agree as follows:

1. Employment. Under this Amended Transition Agreement, the Executive hereby voluntarily resigns as Chief Executive Officer of the Company as of 11:59 p.m. on the Effective Date. The period of Executive’s employment by the Company shall continue without interruption from the Effective Date until the earlier of (a) December 31, 2013, unless the Executive and the Company mutually agree to a later date (the “Employment Term”); or (b) the date upon which Executive’s employment is otherwise terminated in accordance with this Amended Transition Agreement. Upon the expiration of the Employment Term, the Executive shall resign as an employee of the Company. The effective date of the Executive’s termination of employment with the Company (the “Date of Termination”) shall be the earlier of (i) the expiration of the Employment Term or (ii) the date the Executive’s employment with the Company terminates for any other reason (the “Date of Termination”).

(a) Activities During Employment Term. During the Employment Term, the Executive shall assist the Company’s Board of Directors (the “Board”) and the successor Chief Executive Officer with a successful transition of duties and shall provide other consultative services at the request of the Board or the successor Chief Executive Officer.

(b) Place of Performance. In connection with the Executive’s employment by the Company, the Executive shall be based at the Company’s offices in Chicago, Illinois, except for required travel on the Company’s business.

2. Termination. On the Date of Termination, the Executive shall resign as an employee of the Company.

3. Compensation during the Employment Term. During the Employment Term, as compensation and consideration for the performance by the Executive of the Executive’s duties, responsibilities and covenants under to this Amended Transition Agreement, the Company will pay the Executive and the Executive agrees to accept in full payment for such performance the amounts and benefits set forth below:

(a) Salary. During the Employment Term, the Company shall pay the Executive an annual base salary at the rate of $406,000 per year (“Salary”), pro rated for any period of employment less than one year, in accordance with its payroll practices applicable to senior executives.

(b) Bonus. During the Employment Term, the Executive shall continue to be eligible to earn an annual incentive bonus (the “Bonus”) under the terms of the FreightCar America, Inc. 2005 Long Term Incentive Plan, as amended (the “LTIP”). The Executive’s target Bonus is one hundred percent (100%) of Salary, which may be earned upon achievement of target performance with respect to the performance goals set by the Company for the applicable performance period. The Executive’s maximum Bonus is two hundred percent (200%) of Salary, which may be earned upon achievement of maximum performance with respect to the performance goals set by the Company for the applicable performance period. The Bonus is payable in cash or securities of the Company after the end of the performance period, in accordance with the terms of the LTIP.

(c) Long-Term Bonus. The Executive will be eligible to receive a long-term incentive award for 2013 under the terms of the LTIP (the “2013 Award”). The Executive’s 2013 Award may be earned upon achievement of the performance goals set by the Company for the applicable performance period. The 2013 Award is payable in cash or securities of the Company, in accordance with the terms of the LTIP.

(d) Expenses. The Executive shall be entitled to receive prompt reimbursement for all reasonable travel and entertainment expenses or other out-of-pocket business expenses incurred by the Executive in fulfilling the Executive’s duties and responsibilities hereunder, including all expenses of travel and living expenses while away from home on business or at the request of and in the service of the Company, provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company.

(e) Other Benefits. The Executive shall continue to participate in or receive benefits under any employee benefit plan or arrangement made available by the Company at any time during the Employment Term to its senior executives (collectively the “Benefit Plans”), including without limitation each retirement, thrift and profit sharing plan, group life insurance and accident plan, medical and dental insurance plans, and disability plan, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements; provided, however, that changes may be made to a plan in which senior executives of the Company participate, including termination of any such plan or arrangement, if such changes do not result in a proportionately greater reduction in the rights of or benefits to the Executive as compared with any other senior executives of the Company or is required by law or a technical change.

(f) Vacations. During the Employment Term, the Executive shall be entitled to paid vacation in each calendar year, determined in accordance with the Company’s vacation policy. The Executive also shall be entitled to all paid holidays and personal days given by the Company to its senior executives.

4. Termination. The Executive’s employment may be terminated by either the Company or the Executive, at any time upon sixty (60) days’ prior written notice (which notice period shall not extend the Employment Term beyond December 31, 2013), unless termination is for “Cause” (as defined in the Company’s Executive Severance Plan) or the Executive’s death, in which case the termination will be immediate. As compensation and consideration for the performance by the Executive of the Executive’s duties, responsibilities and covenants pursuant to this Amended Transition Agreement, the Company will pay the Executive and the Executive agrees to accept in full payment for such performance, the amounts and benefits set forth below:

(a) Accrued Amounts. Upon termination of the Executive’s employment for any reason, the Executive shall receive no later than ten (10) days following the Executive’s Date of Termination, to the extent not theretofore paid or provided, (i) the Executive’s earned but unpaid Salary, (ii) any unreimbursed expenses that have been submitted by the Executive in accordance with Company policy, (iii) any accrued and vested benefits under the Company Benefit Plans, and (iv) accrued vacation pay through the Executive’s Date of Termination (collectively, the “Accrued Amounts”).

(b) Payments upon Certain Terminations of Employment. If the Executive is terminated by the Company without Cause (other than for Disability, as defined in the Company’s Executive Severance Plan), the Executive resigns with Good Reason (as defined in the Company’s Executive Severance Plan), or the Executive terminates employment with the Company due to remaining continuously employed by the Company through the expiration of the Employment Term, the Executive shall be entitled to the following, in addition to the Accrued Amounts:

(i) Severance Pay. A lump sum cash payment equal to $812,000, less the total amount of Salary earned and paid to him from January 1, 2013 until the Date of Termination, payable no later than ten (10) days following the Date of Termination, subject to Section 4(c) below.

(ii) 2013 Bonus. An amount equal to the product of (A) the Bonus, if any, payable under the FreightCar America, Inc. Annual Incentive Bonus Program (the “Program”) and the Administrative Terms and Conditions under the Program based on the Company’s achievement of the RONA goals established for the 2013 Performance Period, without any reduction from the Bonus amount produced by application of the Company’s RONA goals for the 2013 Performance Period, and with the Individual Performance Goals deemed satisfied at the Target level, and (B) a fraction, the numerator of which is the number of days the Executive remained employed by the Company in 2013 through the Date of Termination and the denominator of which is 365, payable at such time as annual incentive amounts are paid to active employees of the Company with respect to 2013 performance. All capitalized terms in this Section 4(b)(ii) that are not otherwise defined in this Agreement shall have definition given in the Program.

(iii) LTIP Awards. Full vesting of all outstanding equity awards granted under the LTIP to the Executive, which vested awards shall remain exercisable for a period of three years following the Date of Termination. Notwithstanding the foregoing, if a Change in Control (as defined in the LTIP) occurs prior to the Date of Termination, the Executive shall receive full accelerated vesting with respect to all outstanding awards granted under the LTIP immediately prior to such Change in Control.

(iv) Post-Termination Medical Plan Coverage. Beginning on the Date of Termination and continuing until the month that includes the Executive’s 65th birthday, the Company shall pay the Executive an amount in cash equal to the difference between the Executive’s COBRA premiums and the lesser of the premiums paid by active employees or retirees of the Company for full family health care (if the Executive qualifies for and elects such coverage).

(c) Release. Notwithstanding anything herein to the contrary, the payments and benefits (other than the Accrued Amounts) under this Section 4 shall only be payable if the Executive executes and delivers to the Company, and does not revoke, a General Release and Waiver Agreement in the form attached hereto as Exhibit A, which releases the Company, its subsidiaries, affiliates, officers, directors, employees, agents, benefit plans, fiduciaries and their insurers, successors, and assigns of any and all claims of the Executive under this Amended Transition Agreement or related to or arising out of the Executive’s employment with the Company, occurring up to the release date, no later than December 23, 2013, and does not impose any covenant that is more restrictive on the Executive’s conduct after the Date of Termination than apply under Sections 5, 6, 7, 8, 9, and 10 of this Amended Transition Agreement. Payment of the amounts (other than the Accrued Amounts) described in this Section 4 shall commence no earlier than eight (8) days following the date on which the Executive delivers to the Company (and does not revoke) an executed and enforceable General Release and Waiver Agreement as described herein.

5. Consultation. The Executive shall make himself reasonably available for consultation with the Company’s Chief Executive Officer or Chairman of the Board by telephone or electronic mail for a period of six months after the Date of Termination, without additional compensation.

6. Confidential Information and Company Materials. The Company possesses and will possess Confidential Information that is important to its business. The Company devotes significant financial, human and other resources to the development of its products, its customer base and the general goodwill associated with its business and the Company diligently maintains the secrecy and confidentiality of its Confidential Information. For purposes of the Amended Transition Agreement, “Confidential Information” is information that was or will be developed, created, or discovered by or on behalf of the Company, or that became or will become known by, or was or is conveyed to the Company, that has commercial value in the Company’s business. Confidential Information is sufficiently secret to derive economic value from its not being generally known to other persons. Confidential Information also includes any and all financial, technical, commercial or other information concerning the business and affairs of the Company that is confidential and proprietary to the Company, including without limitation, (a) information relating to the Company’s past and existing customers and vendors and development of prospective customers and vendors, including without limitation specific customer product requirements, pricing arrangements, payment terms, customer lists and other similar information; (b) inventions, designs, methods, discoveries, works of authorship, creations, improvements or ideas developed or otherwise produced, acquired or used by the Company; (c) the Company’s proprietary programs, processes or software, consisting of but not limited to, computer programs in source or object code and all related documentation and training materials, including all upgrades, updates, improvements, derivatives and modifications thereof and including programs and documentation in incomplete stages of design or research and development; (d) the subject matter of the Company’s patents, design patents, copyrights, trade secrets, trademarks, service marks, trade names, trade dress, manuals, operating instructions, training materials, and other industrial property, including such information in incomplete stages of design or research and development; and (e) other confidential and proprietary information or documents relating to the Company’s products, business and marketing plans and techniques, sales and distribution networks and any other information or documents that the Company reasonably regards as being confidential.

The Company possesses or will possess “Company Materials” that are important to its business. For purposes of the Amended Transition Agreement, “Company Materials” are documents or other media or tangible items that contain or embody Confidential Information or any other information concerning the business, operations or future/strategic plans of the Company, whether such documents have been prepared by the Executive or by others.

(a) All Confidential Information and trade secret rights, and other intellectual property and rights in connection therewith will remain the sole property of the Company. At all times after termination of the Executive’s employment for any reason, the Executive will keep in confidence and trust and will not use or disclose any Confidential Information or anything relating to it without the prior written consent of a then current officer of the Company.

(b) All Company Materials will be and remain the sole property of the Company. Immediately upon the termination of the Executive’s employment for any reason, the Executive will return all Company Materials, apparatus, equipment and other physical property, or any reproduction of such property.

7. Covenant Not to Compete. The Executive acknowledges that, as a key management employee, the Executive has been and will be involved, on a high level, in the development, implementation and management of the Company’s strategies and plans, including those that involve the Company’ finances, research, marketing, planning, operations, industrial relations and acquisitions. By virtue of the Executive’s unique and sensitive position and special background, employment of the Executive by a competitor of the Company represents a serious competitive danger to the Company, and the use of the Executive’s talent and knowledge and information about the Company’s business, strategies and plans would constitute a valuable competitive advantage over the Company. In view of the foregoing and in consideration of the payments made to the Executive under Section 4, the Executive covenants and agrees that, for a period ending December 31, 2014, the Executive will not engage or be engaged, in any capacity, directly or indirectly, including but not limited to as an employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a five percent (5%) equity interest in any enterprise) in any business entity engaged in competition with any business conducted by the Company on the Date of Termination anywhere in North America. If any court determines that the covenant not to compete contained in this Section 7, or any part hereof, is unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to as close to the terms hereof as shall be enforceable and, in its reduced form, such provision shall then be enforceable.

8. Non-Solicitation. For a period of one year after the Date of Termination, the Executive will not, directly or indirectly:

(a) Contact, solicit, interfere with, or divert, or induce or attempt to contact, solicit, interfere with or divert, any of the Company’s customers; or

(b) Solicit or induce or attempt to solicit or induce, by or for himself, or as the agent of another, or through others as an agent in any way, any person who is employed by the Company for the purpose of encouraging that employee to join the Executive as a partner, agent, employee or otherwise in any business activity that is competitive with the Company.

9. Cooperation and Mutual Non-Disparagement. Except as otherwise required by law:

(a) The Company and the Executive will collaborate in the communication of the terms of this Amended Transition Agreement.

(b) The Executive hereby agrees and covenants that he shall not make any statement, written or verbal, in any forum or media, or take any other action, in disparagement of the Company or any subsidiary of the Company. Without limiting the foregoing, the statements prohibited by this section include negative references to products, services, corporate policy, officers and/or directors of the Company or any of its subsidiaries.

(c) The Company and each Company subsidiary hereby agree and covenant that they shall cause all officers, directors and human resources personnel of the

Company and each Company subsidiary to refrain from making any statement, written or verbal, in any forum or media, or taking any other action, either directly or indirectly through the officers or employees of Company or any subsidiary, in disparagement of the Executive. Without limiting the foregoing, the statements prohibited by this section include negative references to the Executive’s service as an employee, officer, director or board member of Company or a subsidiary.

10. Intellectual Property. “Inventions” includes all improvements, inventions, designs, formulas, works of authorship, trade secrets, technology, computer programs, compositions, ideas, processes, techniques, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by the Executive, either alone or jointly with others, during the term of the Executive’s employment, including during any period prior to the date of the Amended Transition Agreement. Except as defined in the Amended Transition Agreement, all Inventions that the Executive makes, conceives, reduces to practice or develops (in whole or in part, either alone or jointly with others) during the Executive’s employment will be the sole property of the Company to the maximum extent permitted by law.

11. Forfeitures. To the maximum extent permitted by applicable law, the Executive shall forfeit all of the payments (other than the Accrued Amounts) due under Section 4 of this Amended Transition Agreement, and the Company shall have the right to recapture and seek repayment of any such payments in the event that:

(a) The Executive breaches any of the restrictions or covenants contained in any provision of Sections 6, 7, 8, 9 or 10 of this Amended Transition Agreement; or

(b) The Company’s financial results are significantly restated and the Board determines that fraud, intentional misconduct, or gross negligence by the Executive caused or contributed to the need for the restatement.

12. Remedies. Monetary damages will not be an adequate remedy for the Company in the event of a breach or threatened breach of any provision of Sections 6, 7, 8, 9 or 10 of this Amended Transition Agreement and it would be impossible for the Company to measure damages in the event of such a breach or threatened breach. Therefore, in addition to other rights and remedies that the Company may have, the Company shall be entitled to an injunction preventing the Executive from any breach or threatened breach of any provision of Sections 6, 7, 8, 9 or 10 of this Amended Transition Agreement, and the Executive shall waive any requirement that the Company post any bond in connection with any such injunction. The existence of any claim by an Executive against the Company, except for a claim that an Executive was terminated without Cause, shall not constitute a defense to the enforcement by the Company of any provision of Sections 6, 7, 8, 9 or 10 of this Amended Transition Agreement.

If any court determines that the covenants contained in any provision of Sections 6, 7, 8, 9 or 10 of this Amended Transition Agreement, or any part hereof, are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision, as the case may be, to as close to the terms hereof as shall be enforceable and, in its reduced form, such provision shall then be enforceable.

13. Miscellaneous.

(a) Entire Agreement. Except as otherwise contemplated herein, this Amended Transition Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements (including the Employment Agreement and the Transition Agreement), promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto; and any prior agreement of the parties hereto with respect to the subject matter contained herein is hereby terminated and canceled.

(b) Survival. The provisions of Sections 4, 5, 6, 7, 8, 9, 10, 11, 12 and this Section 13 shall survive the termination of the Executive’s employment.

(c) Successors; Assignment. Neither party hereto may assign any rights or delegate any duties under this Amended Transition Agreement without the prior written consent of the other party; provided, however, that (i) this Amended Transition Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s stock and/or assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company; and (ii) this Amended Transition Agreement will inure to the benefit of and be binding upon the Executive’s heirs, assigns or designees to the extent of any payments due to them hereunder. In the event of the Executive’s death, all amounts due under this Amended Transition Agreement (including any amounts due under Section 4 if the Executive dies after the Date of Termination) will be paid to his estate.

(d) Governing Law. This Amended Transition Agreement will be governed by and construed in accordance with the law of the State of Illinois (other than its choice of law rules) applicable to contracts made and to be performed entirely within the State of Illinois. The Company and the Executive hereby expressly and irrevocably agree that any action, whether at law or in equity, arising out of or based upon this Amended Transition Agreement, the Employment Agreement, or the Executive’s employment by the Company shall only be brought in a federal or state court located in Chicago, Illinois. The Executive hereby irrevocably consents to personal jurisdiction in such court and to accept service of process in accordance with the provisions of such court. In connection with any dispute arising out of or based upon this Amended Transition Agreement, the Employment Agreement, or the Executive’s employment by the Company, each party (the Company on one hand, and the Executive on the other hand) shall be responsible for its, their or his own legal fees and expenses, and all court costs shall be shared equally by the Company on one hand, and the Executive, on the other hand, unless the court apportions such legal fees or court costs in a different manner.

(e) No Set-off or Mitigation. The Executive’s rights to payments under this Amended Transition Agreement will not be affected by any set-off, counterclaim, recoupment or other right the Company may have against the Executive or anyone else. The Executive does not need to seek other employment or take any other action to mitigate any amounts owed to him under this Amended Transition Agreement, and those amounts will not be reduced if the Executive obtains other employment.

(f) Notices. All notices, requests, demands and other communications under this Amended Transition Agreement must be in writing and will be deemed given (i) when hand-delivered, (ii) on the first business day after the business day sent from within the United States, if delivered by a nationally recognized overnight courier or (iii) on the third business day after the business day sent if delivered by registered or certified mail, return receipt requested, in each case to the following address (or to such other address as may be specified by notice that conforms to this Section 13(f)):

If to the Company, to:

FreightCar America, Inc.

Two North Riverside Plaza

Suite 1300

Chicago, Illinois 60606

Attention: Secretary

If to the Executive, to his last address shown on the payroll records of the Company.

(g) Withholding. All payments made to the Executive pursuant to this Amended Transition Agreement shall be subject to applicable withholding taxes, if any, and any amount so withheld shall be deemed to have been paid to the Executive for purposes of amounts due to the Executive under this Amended Transition Agreement.

(h) Indemnification. The separate written agreement between the Executive and the Company, providing for the Executive’s indemnification and coverage as an insured under Company-sponsored directors and officers liability insurance, will continue to apply.

(i) Amendments. No provision of this Amended Transition Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officers of the Company as may be specifically designated by the Board. No waiver by either party hereto (the Company on one hand, and the Executive, on the other hand) at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Amended Transition Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(j) Section 409A. This Amended Transition Agreement is intended to be exempt from the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). The Amended Transition Agreement shall be construed and interpreted with such intent. Anything in this Amended Transition Agreement to the contrary notwithstanding, if any payment(s) or benefit(s) under this Amended Transition Agreement would be subject to Code Section 409A at the time they become payable or benefits due to the Executive, to the extent required to comply with Code Section 409A, any such payments or benefits will be delayed for six (6) months or such other earliest day on which such payments could be made or benefits provided in compliance with Code Section 409A and the regulations thereunder (at which time all payments so delayed will be provided or reimbursed to the Executive in one lump sum, without interest, within seven (7) days after the date they then become so payable or due to the Executive. The Company may amend the Amended Transition Agreement to the minimum extent necessary to satisfy the applicable provisions of Code Section 409A while to the maximum extent possible preserving the economic features agreed by the parties under this Amended Transition Agreement. The Company cannot guarantee that any payments provided pursuant to the Amended Transition Agreement will satisfy all applicable provisions of Code Section 409A.

(k) Voluntary Agreement. The Executive and the Company represent and agree that each has reviewed all aspects of this Amended Transition Agreement, has carefully read and fully understands all provisions of this Amended Transition Agreement, and is voluntarily entering into this Amended Transition Agreement. Each party represents and agrees that such party has had the opportunity to review any and all aspects of this Amended Transition Agreement, with the legal, tax and other advisor and advisors of such party’s choice before executing this Amended Transition Agreement, and have been fully advised as to same. This Amended Transition Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its or his participation in the drafting hereof.

(l) Employment Agreement. The Executive and the Company have previously terminated the Employment Agreement and agree that there shall be no liability on the part of either party hereto with respect to the Employment Agreement.

(m) Counterparts. This Amended Transition Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Amended Transition Agreement effective as of the date and year first above written.

FREIGHTCAR AMERICA, INC.

By: /s/ William D. Gehl Chairman of the Board	/s/ Edward J. Whalen

Exhibit A

General Release and Waiver Agreement

This Release and Waiver Agreement (“Agreement”) is entered into this      day of             , 201   by and between FreightCar America, Inc., a Delaware corporation (the “Company”) and Edward J. Whalen (hereinafter “Executive”).

WHEREAS, Executive’s employment with the Company terminated effective             , 201   (“Termination Date”) and the Company and Executive have voluntarily agreed to the terms of this Agreement in exchange for certain payments set forth in the Executive’s Amended Transition Agreement dated             , 2013 (“Amended Transition Agreement”), to which Executive otherwise would not be entitled;

WHEREAS, accordingly the Company has determined that Executive will receive the payments set forth in Section 4 of the Amended Transition Agreement (other than the Accrued Amounts) (“Transition Payments”) if Executive executes and complies with the terms of this Agreement; and

WHEREAS, Executive acknowledges that the consideration received by Executive under the terms of the Amended Transition Agreement for the release and waiver contained herein is in addition to any consideration the Company is otherwise required to provide Executive.

NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth below, the parties hereby acknowledge and agree as follows:

1. Release Payment. In consideration for Executive’s agreements contained herein and Executive’s compliance with Executive’s continuing obligations under the Amended Transition Agreement and any and all agreements between the Company and the Executive with respect to non-competition, non-solicitation, or non-disparagement by the Executive, as well as Executive’s obligations with respect to proprietary or confidential information belonging to the Company, the Company will pay Executive the Transition Payments. Except as specifically provided in this Agreement, the Amended Transition Agreement and any applicable plans, programs or arrangements of the Company including, without limitation, the Company’s certificate of incorporation or by-laws, and the Company’s 2005 Long Term Incentive Plan, as amended, and any agreements thereunder, Executive shall not be entitled to any other payment, benefits or other consideration from the Company.

2. Waiver and Release. In consideration for the Transition Payments to be provided to Executive as set forth in the Amended Transition Agreement, Executive, himself and for any person or entity that may claim by him or through him, including Executive’s heirs, executors, administrators and assigns, hereby knowingly, irrevocably, unconditionally and voluntarily waives, releases and forever discharges the Company and each of its individual or collective past, present and future parent, subsidiaries, divisions and affiliates, its and their joint ventures and its and their respective directors, officers, associates, employees, representatives, partners, consultants, benefit plans, fiduciaries, insurers, attorneys, administrators, accountants, executors, heirs, and agents, and each of its and their respective predecessors, successors and assigns and all persons acting by, through or in concert with any of them (hereinafter collectively referred to as

“Releasees”), from any and all claims, causes of action or liabilities relating to Executive’s employment with the Company or the termination thereof, known or unknown, suspected or unsuspected, arising from any omissions, acts or facts that have occurred up until and including the date Executive executes this Agreement that have been or could be asserted against the Releasees, including but not limited to:

(a) causes of action or liabilities relating to Executive’s employment with the Company or the termination thereof arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act (the “ADEA”), the Employee Retirement Income Security Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Illinois Human Rights Act, and the Delaware General Corporations Act, as such Acts have been amended, and/or any other foreign, federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

(b) causes of action or liabilities related to Executive’s employment with the Company or the termination thereof arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

(c) except as provided below, causes of action or liabilities relating to rights to or claims for pension, profit-sharing, wages, bonuses or other compensation or benefits; and/or

(d) any other cause of action relating to Executive’s employment with the Company or the termination thereof including, but not limited to, actions seeking severance pay, except as provided herein, actions based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, defamation, discrimination, retaliation, promissory estoppel, fraud, violation of public policy, negligence and/or any other common law, or other cause of action whatsoever arising out of or relating to employment with and/or separation from employment with the Company and/or any of the other Releasees.

Nothing herein shall limit or impede Executive’s right to file or pursue an administrative charge with, or participate in, any investigation before the Equal Employment Opportunity Commission (“EEOC”), or any other local, state or federal agency, and/or any causes of action that by law Executive may not legally waive. Executive agrees, however, that if Executive or anyone acting on Executive’s behalf, brings any action concerning or related to any cause of action or liability released in this Agreement, Executive waives any right to, and will not accept, any payments, monies, damages, or other relief, awarded in connection therewith.

Nothing herein shall constitute a waiver or release of any of Executive’s rights under this Agreement, the Amended Transition Agreement or any other applicable plans, programs or arrangements of the Company including, without limitation, the Company’s certificate of incorporation or by-laws (including indemnification and liability insurance coverage), the Company’s 2005 Long Term Incentive Plan and any agreements thereunder, and Executive’s unpaid accrued and vested benefits under applicable employee benefit plans, programs and arrangements in accordance with the terms thereof.

Executive expressly waives the benefits of any statute or rule of law that, if applied to this Agreement, would otherwise exclude from its binding effect any claims against the Company not now known by Executive to exist.

3. Cause of Action. As used in this Agreement, the phrase “cause of action” includes all claims, covenants, warranties, promises, agreements, undertakings, actions, suits, counterclaims, causes of action, complaints, charges, obligations, duties, demands, debts, accounts, judgments, costs, expenses, losses, damages and liabilities, of whatsoever kind or nature, in law, equity or otherwise.

4. No Assignment of Causes of Action. Executive represents and warrants that he has not filed or caused to be filed against the Releasees any claims, actions or lawsuits. Executive further represents and warrants that he has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any claim of any nature whatsoever relating to any matter covered by this Agreement.

5. Representations of the Company. The Company represents that it is not presently aware of any cause of action that it or any of the other Releasees have against Executive as of the date hereof. The Company acknowledges that the release granted by Executive in Section 2 above will be null and void in the event the Company subsequently seeks to treat Executive’s termination of employment as for “Cause” (as defined in the Company’s Executive Severance Plan).

6. Notice to Seek Counsel, Consideration Period, Revocation Period. Executive acknowledges that Executive has been advised in writing hereby to consult with an attorney before signing this document and that Executive has had at least twenty-one (21) days after receipt of this document to consider whether to accept or reject this Agreement. Executive understands that Executive may sign this Agreement prior to the end of such twenty-one (21) day period, but is not required to do so. Under ADEA, Executive has seven (7) days after Executive signs this Agreement to revoke it. Such revocation must be in writing and delivered either by hand or mailed and postmarked within the seven (7) day period. If sent by mail, it is requested that it be sent by certified mail, return receipt requested to the Company’s General Counsel at Two North Riverside Plaza, Suite 1300, Chicago, IL 60606. If Executive revokes this Agreement as provided herein, it shall be null and void and Executive shall not be entitled to receive the Transition Payments. If Executive does not revoke this Agreement within seven (7) days of signing it, this Agreement shall become enforceable and effective on the seventh (7th) day after Executive signs this Agreement (“Effective Date”).

7. Governing Law; Disputes. Jurisdiction and venue over disputes with regard to this Agreement shall be exclusively in the courts of the State of Illinois or the United States District Court for the Northern District of Illinois. This Agreement shall be construed and interpreted in accordance with and governed by the laws of the State of Illinois, without regard to the choice of laws provisions of such laws. The parties agree that any action brought by a party to enforce or interpret this Agreement shall be brought in a State or Federal Court sitting in Chicago, Illinois; except that an action by the Company to enforce its rights under the Amended Transition Agreement may also be brought in Executive’s state of residency or any other forum in which Executive is subject to personal jurisdiction. In addition, Executive and the Company specifically consent to personal jurisdiction in the State of Illinois for purposes of this Agreement.

8. Amendment; Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Executive and the Company. This Agreement shall be enforced in accordance with its terms and shall not be construed against either party.

9. Severability. The parties agree that if any provision, paragraph, section, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in whole or in part and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable. This Agreement as thus amended will remain in full force and effect and will be binding on the parties and will be enforced so as to give effect to the intention of the parties insofar as that is possible. In addition, the parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement to the extent necessary to comply with existing law and to enforce this Agreement as modified.

10. Enforcement. This Agreement may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action at law or proceeding at equity, or any private or public judicial or non-judicial proceeding instituted, prosecuted, maintained or continued in breach hereof.

11. No Enlargement of Employee Rights. Executive acknowledges that, except as expressly provided in this Agreement, any employment or contractual relationship between him and the Company is terminated, and that he has no future employment or contractual relationship with the Company other than the contractual relationship created by this Agreement, the Amended Transition Agreement, any other applicable plans, programs or arrangements of the Company including, without limitation, the Company’s certificate of incorporation or by-laws, and the Company’s 2005 Long Term Incentive Plan and any agreements thereunder. The Company has no obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Executive in the future with the Company.

12. No Representations. Executive represents that he has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

13. Counterparts. This Agreement may be executed in two (2) counterparts, each of which shall be deemed to be an original but both of which together will constitute one and the same instrument.

14. Successors and Assigns. This Agreement binds and inures to the benefit of Executive’s heirs, administrators, representatives, executors, successors and assigns, and the Company’s successors and assigns.

15. Entire Agreement - Termination of Prior Agreements. This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any previous oral and written agreements or representations relating to the subject matters herein, except for the Amended Transition Agreement, any other applicable plans, programs or arrangements of the Company including, without limitation, the Company’s certificate of incorporation or by-laws, and the FreightCar America, Inc. 2005 Long Term Incentive Plan and any agreements thereunder.

The undersigned hereby acknowledge and agree that Executive has carefully read and fully understands all the provisions of this Agreement, has had an opportunity to seek counsel regarding it and have voluntarily entered into this Agreement by signing below as of the date(s) set forth below.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date indicated above.

FREIGHTCAR AMERICA, INC.

By:	Chairman of the Board	Edward J. Whalen